Exhibit 3.18

BYLAWS

J.W. BURRESS, INCORPORATED

ARTICLE I — SHAREHOLDERS

The annual meeting of the shareholders of J.W. Burress, Incorporated (the “Corporation”), shall be held in its principal office in the month and at a time and a day selected by its Board of Directors (the “Board”). The holders of a majority of the Class A Voting Common Stock of the Corporation will, if present in person or by proxy and authorized to vote at the meeting, constitute a quorum, and the majority voting on any question shall decide it unless otherwise provided by law or the Corporation’s Articles of Incorporation. Any reference in these bylaws to an action of shareholders shall mean only an action of holders of Class A Voting Common Stock. Any action of the shareholders by written consent may be done by facsimile or electronic transmission.

ARTICLE II — DIRECTORS

For the management of the affairs of the Corporation, there shall be a Board of three to seven Directors as determined by resolution of the Directors. The initial number of Directors shall be five. Directors shall be elected at the annual meeting of the shareholders to serve at the pleasure of the shareholders for one year, or until the qualification of their successors. Vacancies occurring in the Board during the year shall be filled by an act of shareholders. A majority of the Directors then in office shall constitute a quorum. The vote or consent of a majority of Directors at a meeting at which a quorum is present shall constitute an act of the Board. Any meeting by the Board may be conducted by teleconference or videoconference. Any action of the Board by written consent may be done by facsimile or electronic transmission. Directors may be removed by a majority of the shareholders at any time with or without cause. The Board shall elect the officers of the Corporation, fix their compensation and delegate to each such duties and powers as may be deemed expedient, including authority to select other employees and agents for the Corporation, prescribe their duties and fix their wages or salaries. The annual meeting of Directors shall be held without further notice than this bylaw immediately after, and at the same place, as the annual meeting of shareholders. Any regular meetings of the Board scheduled by an act of the Board will require no further notice. Special meetings of the Board may be held upon the call of any Director upon at least twenty-four hours notice thereof by mail, delivery, facsimile transmission or email to each other Director, stating the time and place of the meeting. Neither the business to be transacted at, nor the purpose of, the special meeting need be specified in such notice.

ARTICLE III — OFFICERS

The officers of the Corporation shall consist of a President, a Secretary, a Treasurer, one or more Assistant Secretaries and Assistant Treasurers and any vice presidents and additional officers as the Directors may from time to time deem necessary. Any two or more offices may be held by one person. Each officer shall hold office at the pleasure of the Directors and may at any time be removed with or without cause by the Directors. The President shall serve as Chairman of the Board and have general supervision of the Corporation and sign all certificates of stock, deeds, notes, contracts and other instruments of the Corporation, unless otherwise ordered by the Board, and perform all such other duties as are incident to his office or are properly required of him by the Board. The Secretary shall issue notices of all meetings, keep the minutes, have charge of the corporate seal, books, records and shall make such reports as are properly required of him by the Board. Any Assistant Secretary shall have the authority and may perform the duties of the Secretary to the extent he or she is unavailable. The Treasurer shall have custody of all funds and securities of the Corporation and shall sign all checks, bonds, notes and other instruments of the Corporation requiring his signature, unless otherwise ordered by the Board. Any Assistant Treasurer shall have the authority and may perform the duties of the Treasurer to the extent he or she is unavailable.

ARTICLE IV — FISCAL YEAR

The fiscal year of the Corporation shall be the period beginning on January 1 and ending on December 31 of each calendar year, unless changed by resolution of the Board.

ARTICLE V — SEAL

The Board may authorize the use of a corporate seal, but failure to use the seal shall not affect the validity of any instrument. The use of a facsimile of a seal, or the affixing of a scroll by way of a seal or the execution of a document containing words importing a sealed document shall be of the same force as if actually sealed by physically affixing an impression of a seal.

ARTICLE VI — DEPOSITORY

All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositories as the Board may select.

ARTICLE VII — CERTIFICATES

Certificates representing shares of the Corporation shall be in the form determined by the Board.

ARTICLE VIII — AMENDMENT

These Bylaws may be amended, repealed or altered from time to time by the shareholders or by a majority of the Directors then in office.

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